Exhibit 99.5

Execution Version

VMTP Purchase Agreement

Minnesota Municipal Income Portfolio Inc.
as Issuer

and

Banc of America Preferred Funding Corporation
as a Purchaser

and

Blue Ridge Investments, L.L.C.
as a Purchaser

April 1, 2014

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ii

SCHEDULE 1	Schedule-1
EXHIBIT A:	FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER	A-1
EXHIBIT A-1:	FORM OF CORPORATE AND 1940 ACT OPINION	A-1-1
EXHIBIT A-2:	FORM OF TAX OPINION	A-2-1
EXHIBIT A-3:	FORM OF LOCAL COUNSEL OPINION	A-3-1
EXHIBIT B:	ELIGIBLE ASSETS	B-1
EXHIBIT C:	TRANSFEREE CERTIFICATE	C-1
EXHIBIT D:	INFORMATION TO BE PROVIDED BY THE ISSUER	D-1

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VMTP PURCHASE AGREEMENT dated as of April 1, 2014 (the “Agreement”) by and among MINNESOTA MUNICIPAL INCOME PORTFOLIO INC., a closed-end fund organized as a Minnesota corporation, as issuer (the “Issuer”), BANC OF AMERICA PREFERRED FUNDING CORPORATION, a Delaware corporation, including its successors by merger or operation of law (“BAPFC” or a “Purchaser”) and Blue Ridge Investments, L.L.C., a Delaware limited liability company, including its successors by merger or operation of law (“Blue Ridge” or a “Purchaser”), as purchasers of the VMTP Shares hereunder (BAPFC together with Blue Ridge, the “Purchasers”).
WHEREAS, the Issuer has authorized the issuance pursuant to the Statement (as defined below) to the Purchasers of its Variable Rate MuniFund Term Preferred Shares, Series 2017, as set forth on Schedule 1 hereto, which are subject to this Agreement (the “VMTP Shares”);

WHEREAS, the Purchase Price (as defined below) shall be applied to redeem all of the Issuer’s outstanding Remarketed Preferred Stock, Series M and Series W (the “RP Stock”);

WHEREAS, as an inducement to the Purchasers to purchase the VMTP Shares, the Issuer now desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Issuer and the VMTP Shares; and

WHEREAS, as an inducement to the Issuer to issue and sell the VMTP Shares, each Purchaser desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Purchasers and the VMTP Shares.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Additional Amount Payment” has the meaning set forth in the Statement.

“Additional Minnesota Amount Payment” has the meaning set forth in the Statement.

“Agent Member” has the meaning set forth in the Statement.

“Agreement” means this VMTP Purchase Agreement, dated as of April 1, 2014, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Spread” has the meaning set forth in the Statement.

“Articles of Incorporation” or “Articles” has the meaning set forth in the Statement.

“Asset Coverage” has the meaning set forth in the Statement.

“Banks” has the meaning set forth in Section 2.1(b) of this Agreement.

“Below Investment Grade” means any obligation, the highest rating for which from any of Moody’s, S&P, Fitch and, in their absence, any other NRSRO is:
(a)          lower than Baa3 or its equivalent (or unrated or with rating withdrawn), in the case of Moody’s;
(b)          lower than BBB- or its equivalent (or unrated or with rating withdrawn), in the case of S&P;
(c)          lower than BBB- or its equivalent (or unrated or with rating withdrawn), in the case of Fitch; and
(d)          in the event that none of Moody’s, S&P or Fitch is then rating such obligation, lower than an equivalent long-term credit rating to those set forth in clauses (a) – (c), in the case of any other NRSRO; provided that any obligation that is unrated or has had its rating withdrawn by all of Moody’s, S&P, Fitch and any other NRSRO shall also be “Below Investment Grade.”

“Board of Directors” has the meaning set forth in the Statement.

“Business Day” has the meaning set forth in the Statement.

“By-Laws” has the meaning set forth in the Statement.

“Closed-End Funds” has the meaning set forth in Section 2.1(b) of this Agreement.

“Code” has the meaning set forth in the Statement.

“Common Stock” has the meaning set forth in the Statement.

“Custodian” has the meaning set forth in the Statement.

“Date of Original Issue”, with respect to the VMTP Shares, means the date on which the Issuer initially issued such VMTP Shares.

“Defeased Securities” means a security for which cash, cash equivalents or other eligible property has been pledged in an amount sufficient to make all required payments on such security to and including maturity (including any accelerated maturity pursuant to a permitted redemption), in accordance with the instrument governing the issuance of such security.

“Deposit Securities” has the meaning set forth in the Statement.

“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Designated Owner” has the meaning set forth in the Statement.

“Dividend Payment Date” has the meaning set forth in the Statement.

“Dividend Rate” has the meaning set forth in the Statement.

“Due Diligence Request” means the due diligence request letter from Ashurst LLP, counsel to the Purchasers, dated February 14, 2014.

“Effective Date” means the Date of Original Issue of the VMTP Shares subject to the satisfaction or waiver of the conditions specified in Article III.

“Effective Leverage Ratio” has the meaning set forth in the Statement.

“Electronic Means” has the meaning set forth in the Statement.

“Eligible Assets” means the instruments in which the Issuer may invest as described in Exhibit B to this Agreement, which may be amended from time to time with the prior written consent of the Purchasers.

“Failure” has the meaning set forth in Section 2.4.

“Fee Rate” means initially 0.25% per annum, which shall be subject to increase by 0.25% per annum for each Week in respect of which any Failure has occurred and is continuing.

“Fitch” means Fitch Ratings, a part of the Fitch Group, or any successor or successors thereto.

“Fitch Guidelines” means the guidelines, as may be amended from time to time, in connection with Fitch’s ratings of the VMTP Shares.

“Force Majeure Exception” means any failure or delay in the performance of the Issuer’s reporting obligation pursuant to Section 2.4 arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; acts of civil or military authority and governmental action.  The Issuer shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

“Holder” has the meaning set forth in the Statement.

The word “including” means “including without limitation.”

“Indemnified Persons” means, each Purchaser and its respective affiliates and directors, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Issuer under Section 7.3.

“Investment Adviser” means U.S. Bancorp Asset Management, Inc., or any successor company or entity, and with respect to the day-to-day investment management decisions made on behalf of the Issuer, including credit quality determinations, any duly appointed and approved investment sub-adviser.

“Investment Grade” means:

(A)            any obligation (other than the VMTP Shares), the highest rating for which from any of Moody’s, S&P, Fitch and, in their absence, any other NRSRO is:
(a)            higher than Ba1 or its equivalent, in the case of Moody’s;

(b)            higher than BB+ or its equivalent, in the case of S&P;

(c)            higher than BB+ or its equivalent, in the case of Fitch; and

(d)            in the event that none of Moody’s, S&P or Fitch is then rating such obligation, higher than an equivalent long-term credit rating to those set forth in clauses (a) – (c), in the case of any other NRSRO; and

(B)            in respect of the VMTP Shares, the rating from Fitch, which is higher than BB+ or its equivalent.

 “Issuer” has the meaning set forth in the preamble to this Agreement.

“Liquidation Preference”, with respect to a given number of VMTP Shares, means $100,000 times that number.

“Low Investment Grade” means any obligation, the highest rating for which from any of Moody’s, S&P and Fitch and, in their absence, any other NRSRO is:
(a)            lower than A2 but higher than Ba1 or its equivalent, in the case of Moody’s;

(b)            lower than A but higher than BB+ or its equivalent, in the case of S&P;

(c)            lower than A but higher than BB+ or its equivalent, in the case of Fitch; and

(d)            in the event that none of Moody’s, S&P or Fitch is then rating such obligation, lower than an equivalent long-term credit rating to those set forth in clauses (a) – (c), in the case of any other NRSRO.

 “Majority Participants” means the Holder(s) of more than 50% of the Outstanding VMTP Shares.

“Managed Assets” means the Issuer’s net assets, including assets attributable to any principal amount of any borrowings (including the issuance of commercial paper or notes) or preferred stock outstanding.  For the avoidance of doubt, assets attributable to borrowings includes the portion of the Issuer’s assets in a tender option bond trust of which the Issuer owns the residual interest (without regard to the value of the residual interest to avoid double counting).

“Market Value” has the meaning set forth in the Statement.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Municipal Obligations” means “Municipal Obligations” as defined under the heading “Portfolio Composition--Municipal Obligations” in the Offering Memorandum.

“1940 Act” means the Investment Company Act of 1940, as amended.

“NRSRO” has the meaning set forth in the Statement.

“Offering Memorandum” means the Offering Memorandum of the Issuer relating to the offering and sale of the VMTP Shares, dated April 1, 2014, as may be amended, revised or supplemented from time to time.
“Optional Redemption Premium” has the meaning set forth in the Statement.

The word “or” is used in its inclusive sense.

“Other Rating Agency” means, at any time, each NRSRO, if any, other than Fitch then providing a rating for the VMTP Shares pursuant to the request of the Issuer.

“Other Rating Agency Guidelines” means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of the VMTP Shares.

“Outstanding” has the meaning set forth in the Statement.

“Overconcentration Amount” means as of any date of calculation of the Effective Leverage Ratio for the Fund, an amount equal to the sum of:  (i) the Market Value of the Fund’s total assets rated Low Investment Grade in excess of 50% of the Market Value of the Fund’s total assets; (ii) the Market Value of the Fund’s total assets rated Below Investment Grade in excess of 20% of the Market Value of the Fund’s total assets; (iii) the Market Value of the Fund’s total assets that are unrated in excess of 10% of the Market Value of the Fund’s total assets; (iv) the Market Value of the Fund’s total assets that are obligations of a single issuer and that are rated Investment Grade in excess of 12% of the Market Value of the Fund’s total assets; (v) the Market Value of the Fund’s total assets that are obligations of a single issuer and that are rated Below Investment Grade in excess of 4% of the Market Value of the Fund’s total assets; and (vi) the Market Value of the Fund’s assets that constitute exempt interest obligations backed primarily by payments from tobacco companies (excluding such tobacco securities that are Defeased Securities) in excess of 10% of the Fund’s total assets.

“Person” has the meaning set forth in the Statement.

“Placement Agent” means Nuveen Securities, LLC, with respect to the services to be provided pursuant to the Placement Agreement (as defined herein).

“Placement Agreement” means the placement agreement, dated as of April 1, 2014, among the Issuer, the Investment Adviser and the Placement Agent, with respect to the offering and sale of the VMTP Shares.

“Preferred Stock” has the meaning set forth in the Statement.

“Purchase Price” means, in respect of (i) the 123 VMTP Shares sold to BAPFC, U.S.$12,300,000, and (ii) the 188 VMTP Shares sold to Blue Ridge, U.S. $18,800,000.

“Purchaser” and “Purchasers” have the meanings set forth in the preamble to this Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rate Period” has the meaning set forth in the Statement.

“Rating Agency” means Fitch (if Fitch is then rating the VMTP Shares) and any Other Rating Agency.

“Rating Agency Guidelines” means the Fitch Guidelines, and any Other Rating Agency Guidelines as they exist from time to time.

“Redemption and Paying Agent” means, collectively, Computershare Inc. and Computershare Trust Company, N.A., or with the prior written consent of the Purchasers (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Issuer to act in such capacity as the Issuer’s, transfer agent, registrar, dividend disbursing agent, paying agent and redemption price disbursing agent in connection with the payment of regularly scheduled dividends with respect to VMTP Shares.

“Registration Rights Agreement” means the registration rights agreement entered into by and among the Issuer, BAPFC and Blue Ridge with respect to the VMTP Shares.

“Registration Rights Failure” means any (i) failure by the Issuer to file a Registration Statement with the Securities and Exchange Commission relating to such of the Registrable Securities (as defined in the Registration Rights Agreement, but excluding any that are properly excluded pursuant to Section 3.3(c) or (d) of the Registration Rights Agreement) which the Issuer has been properly requested to register under Section 3.1 of the Registration Rights Agreement within thirty (30) calendar days (or, if the thirtieth calendar day shall not be a Business Day, the next succeeding Business Day) of the later of (a) the date on which the holders of such Registrable Securities are required to give written notice to the Issuer of their intent to register such Registrable Securities pursuant to Section 3.1 of the Registration Rights Agreement or (b) if properly exercised by the Issuer, the end of any deferral period specified in accordance with the provisions of Section 3.2 of the Registration Rights Agreement, or (ii) failure by the Issuer to reply to any written comments on such Registration Statement received by the Issuer from the staff of the Securities and Exchange Commission (it being understood that the reply referenced herein shall not require the Issuer to accept or agree with any comment, in whole or in part) within thirty (30) calendar days (or, if the thirtieth (30th) calendar day shall not be a Business Day, the next succeeding Business Day) of receipt thereof by the Issuer.

“Related Documents” means this Agreement, the Articles, including the Statement, the Registration Rights Agreement, the Placement Agreement, the VMTP Shares and the By-Laws.
“Reporting Date” has the meaning set forth in Section 6.1(o).

“Reporting Failure” has the meaning set forth in Section 2.4.

“RP Stock” has the meaning set forth in the preamble to this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VMTP Shares.

“Statement” means the Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares, dated as of March 31, 2014, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Sub Adviser” means Nuveen Asset Management, LLC, the Issuer’s sub-adviser.

“Term Redemption Date” has the meaning set forth in the Statement.

“U.S. Bancorp Persons” means the Investment Adviser or any affiliated person of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Issuer, in the case of a redemption or purchase of the VMTP Shares which are to be cancelled within ten (10) days of purchase by the Issuer).

“VMTP Shares” has the meaning set forth in the preamble to this Agreement.

“Week” means a period of seven (7) consecutive calendar days.

“Withdrawing Rating Agency” has the meaning set forth in Section 6.16 of this Agreement.

“Written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

1.1	Incorporation of Certain Definitions by Reference

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Related Documents.
ARTICLE II
PURCHASE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE

2.1	Purchase and Transfer of the VMTP Shares

(a)            On the Effective Date BAPFC will acquire 123 of the VMTP Shares  and Blue Ridge will acquire 188 of the VMTP Shares sold on initial issuance in a transaction (which, based upon the representations of the Issuer and the Purchasers herein, is exempt from registration under the Securities Act), in each case by payment of the relevant Purchase Price in immediately available funds to the Issuer through the account of its agent at the Securities Depository.

(b)            Each Purchaser agrees that it may make offers and sales of the VMTP Shares in compliance with the Securities Act and applicable state securities laws only to (1)(i) Persons that it reasonably believes are QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange ("Closed-End Funds"), banks, or entities that are 100% direct or indirect subsidiaries of banks’ publicly traded parent holding companies (collectively, “Banks”), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts in which all investors are Persons that such Purchaser reasonably believes are QIBs that are Closed-End Funds, Banks, insurance companies or registered open-end management investment companies or (iii) other investors with the prior written consent of the Issuer and (2) unless the prior written consent of the Issuer and the Majority Participants has been obtained, not U.S. Bancorp Persons if such U.S. Bancorp Persons would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.  Any transfer in violation of the foregoing restrictions shall be void ab initio. In connection with any transfer of the VMTP Shares, each transferee (including, in the case of a tender option bond trust, the depositor or trustee or other Person thereunder acting on behalf of such transferee) will be required to deliver to the Issuer a transferee certificate set forth as Exhibit C to this Agreement. The foregoing restrictions on transfer shall not apply to any VMTP Shares registered under the Securities Act pursuant to the Registration Rights Agreement or any subsequent transfer of such VMTP Shares thereafter.

2.2	Fees

On the Effective Date, the Issuer shall pay up to $40,000 of the fees and expenses of the Purchasers’ outside counsel in connection with (i) the negotiation and documentation of the transactions contemplated by this Agreement and (ii) the initial organization and set up of a voting trust to be formed with respect to the VMTP Shares.

2.3	Operating Expenses

The Issuer shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the VMTP Shares) as operating expenses.

2.4	Additional Fee for Failure to Comply with Reporting Requirement or Registration Rights Failure

For so long as either Purchaser is a Holder or Designated Owner of any Outstanding VMTP Shares, if the Issuer fails to comply with the reporting requirements set forth in Sections 6.1(o) and 6.1(p) (except as a result of a Force Majeure Exception) and such failure is not cured within three (3) Business Days after written notification to the Issuer by either Purchaser of such failure (a “Reporting Failure”) or a Registration Rights Failure occurs, the Issuer shall pay to each Purchaser on the Dividend Payment Date occurring in the month immediately following a month in which either such Reporting Failure or Registration Failure (either, a “Failure”) continues a fee calculated in respect of each Week (or portion thereof) during such month in respect of a Failure and beginning on the date of such Failure, equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the VMTP Shares held by such Purchaser during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs.  If such fee is an "other distribution" pursuant to the Statement, such fee shall be paid pursuant to and in accordance with the Statement, including Section 2.2(c) of the Statement. Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.4 hereunder for any Week plus the Applicable Spread on the VMTP Shares for such Week exceed an amount (exclusive of any Additional Amount Payment and any Additional Minnesota Amount Payment) equal to the product of (x) 5.95%, times (y) the aggregate average daily Liquidation Preference of the VMTP Shares held by such Purchaser during such Week or portion thereof, times (z) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; (ii) the fee payable pursuant to this Section 2.4 for any Week plus the amount of dividends payable at the Dividend Rate for the VMTP Shares for such Week exceed an amount equal to the product of (aa) 15%, times (bb) the aggregate average daily Liquidation Preference of the VMTP Shares held by such Purchaser during such Week or portion thereof, times (cc) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs; or (iii) the Issuer be required to calculate or pay a fee in respect of more than one Failure in any Week.

ARTICLE III
CONDITIONS TO EFFECTIVE DATE

It shall be a condition to the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a)            this Agreement shall have been duly executed and delivered by the parties hereto;

(b)            the VMTP Shares shall have a long-term issue credit rating of AAA (or its equivalent) from Fitch on the Effective Date;

(c)            receipt by the Purchasers of executed originals, or copies certified by a duly authorized officer of the Issuer to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories thereto;

(d)            receipt by the Purchasers of opinions of counsel for the Issuer, substantially to the effect of Exhibit A;

(e)            except as disclosed in the Offering Memorandum, there shall not be any pending or threatened material litigation (unless such pending or threatened litigation has been determined by the Purchasers to be acceptable);

(f)            the fees and expenses and all other amounts payable on the Effective Date pursuant to Section 2.2 hereof shall have been paid;

(g)            each Purchaser, in its reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transaction contemplated by this Agreement;

(h)            there shall have been delivered to the Purchasers any additional documentation and financial information, including satisfactory responses to the Due Diligence Request, as they deem relevant; and

(i)            there shall have been delivered to the Purchasers such information and copies of documents, approvals (if any) and records certified, where appropriate, of corporate proceedings as the Purchasers may have requested relating to the Issuer’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby.

The Issuer and each Purchaser agree that consummation of the purchase and sale of the VMTP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The representations and warranties set out in this Article IV are given hereunder by the Issuer to each of the Purchasers as of the Effective Date.

4.1	Existence

The Issuer is validly existing and in good standing as a corporation under the laws of the State of Minnesota, with full right and power to issue the VMTP Shares, and to execute, deliver and perform its obligations under this Agreement and each Related Document.

4.2	Authorization; Contravention

The execution, delivery and performance by the Issuer of this Agreement and each Related Document are within the Issuer’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Issuer or result in the creation or imposition of any lien or encumbrance on any asset of the Issuer.

4.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement constitutes a valid and binding agreement of the Issuer, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.  The VMTP Shares have been duly authorized and, when issued upon payment therefor by each of the Purchasers as contemplated by this Agreement, will be validly issued by the Issuer and are fully paid and nonassessable, and are free of any pre-emptive or similar rights.

4.4	Financial Information

The most recent financial statements of the Issuer, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to the Purchasers, fairly present in all material respects the financial condition of the Issuer, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed).  Since the date of such financial statements, there has been no material adverse change in the condition (financial or otherwise) or operations of the Issuer, except as disclosed in the Offering Memorandum, other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally.  Any financial, budget and other projections furnished to the Purchasers were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Issuer’s reasonable best estimate of the Issuer’s future financial performance.

4.5	Litigation

Except as disclosed in the Offering Memorandum or in a schedule delivered to the Purchasers prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Issuer) overtly threatened in writing against the Issuer in any court or before any governmental authority (i) in any way contesting or, if decided adversely, that would affect the validity of any Related Document or this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of Liquidation Preference of or dividends on the VMTP Shares.

4.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any stockholder, court or any governmental agency, bureau or agency required to be obtained in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the VMTP Shares) by or against the Issuer have been obtained and are in full force and effect.

4.7	Incorporation of Additional Representations and Warranties

On subjects not expressly covered by this Agreement, the Issuer hereby makes to the Purchasers those same representations and warranties on additional subjects as were made by it in the Placement Agreement as of the date or dates indicated therein, which representations and warranties, together with the related definitions of terms therein, are hereby incorporated by reference with the same effect as if each and every such representation and warranty and definition were set forth herein in its entirety.

4.8	Complete and Correct Information

All information, reports and other papers and data with respect to the Issuer furnished to the Purchasers (other than financial information and financial statements, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects.  No fact is known to the Issuer that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the VMTP Shares, or the Issuer’s ability to repay when due its obligations under this Agreement, any of the VMTP Shares and the Related Documents that has not been set forth in the Offering Memorandum or in the financial information and other documents referred to in Section 4.4 or this Section 4.8 or in such information, reports, papers and data or otherwise made available or disclosed in writing to the Purchasers.  Taken as a whole, the documents furnished and statements made by the Issuer in connection with the negotiation, preparation or execution of this Agreement and the Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.9	Offering Memorandum

The Offering Memorandum, true copies of which have heretofore been delivered to the Purchasers, when considered together with this Agreement and the other information made available pursuant to the Due Diligence Request or disclosed in writing to the Purchasers prior to the Effective Date in connection with this Agreement, does not contain any untrue statement of a material fact and such Offering Memorandum does not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10	1940 Act Registration

The Issuer is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.
4.11	Effective Leverage Ratio; Asset Coverage

As of the Effective Date, the Issuer is in compliance with the Effective Leverage Ratio and the Asset Coverage as required by Section 2.4 of the Statement.

In connection with calculating the Effective Leverage Ratio, the Issuer’s total assets and accrued liabilities reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer’s valuation policies.

For purposes of calculating the Effective Leverage Ratio for purposes of the representation contained in the second preceding paragraph, the Overconcentration Amount has been subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio, set out in Section 2.4(d) of the Statement.

4.12	Credit Quality

As of the Effective Date, the Issuer (1) has invested at least 65% of its total assets in Municipal Obligations that, at the time of investment, were rated Investment Grade by at least one of the  NRSROs rating such securities or were unrated but judged to be of comparable quality by the Investment Adviser; and (2) has invested no more than 20% of its total assets in Municipal Obligations that, at the time of investment, were rated Below Investment Grade or were unrated but judged to be of a comparable quality by the Investment Adviser.

4.13	Due Diligence

The Issuer understands that nothing in this Agreement, the Offering Memorandum, or any other materials presented to the Issuer in connection with the purchase and sale of the VMTP Shares constitutes legal, tax or investment advice from either of the Purchasers.  The Issuer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the VMTP Shares.

4.14	Certain Fees

The Issuer acknowledges that, other than the fees and expenses payable pursuant to this Agreement, and any fees or amounts payable to the Placement Agent by the Issuer, no brokerage or finder’s fees or commissions are or will be payable by the Issuer or, to the Issuer’s knowledge, by either Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.15	Eligible Assets

As of the Effective Date, the Issuer owns only Eligible Assets, as described in Exhibit B to this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS

Each of BAPFC and Blue Ridge severally represents and warrants with respect to itself, as of the date hereof and as of the Effective Date to the Issuer as follows:

5.1	Existence

BAPFC is validly existing and in good standing as corporation under the laws of the state of Delaware and Blue Ridge is validly existing and in good standing as a limited liability company under the laws of the state of Delaware, and each Purchaser has full right and power to purchase the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is a party.

5.2	Authorization; Contravention

The execution, delivery and performance by each of the Purchasers of this Agreement and each Related Document to which it is a party are within such Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument, in each case applicable to or binding upon such Purchaser.

5.3	Binding Effect

Each of this Agreement and the Registration Rights Agreement, constitutes a valid and binding agreement of the Purchasers, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

5.4	Own Account

Each Purchaser understands that the VMTP Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws and such Purchaser is acquiring the VMTP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such VMTP Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such VMTP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to register the VMTP Shares under the Securities Act pursuant to the Registration Rights Agreement or otherwise transfer the VMTP Shares in compliance with the transfer limitations of this Agreement in compliance with applicable federal and state securities laws).

5.5	Litigation

Except as disclosed in a schedule delivered to the Issuer prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Purchasers) overtly threatened in writing against such Purchaser in any court or before any governmental authority in any way contesting or, if decided adversely, would affect the validity of this Agreement.

5.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained by each Purchaser in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against such Purchaser and the purchase of the VMTP Shares have been obtained and are in full force and effect.

5.7	Purchaser Status

At the time each Purchaser was offered the VMTP Shares, it was, and as of the Effective Date it is:  (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.
5.8	Experience of each Purchaser

Each Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the VMTP Shares, and has so evaluated the merits and risks of such investment.  Each Purchaser is able to bear the economic risk of an investment in the VMTP Shares and, at the present time, is able to afford a complete loss of such investment.

5.9	Certain Transactions

Other than consummating the transactions contemplated by this Agreement, neither Purchaser has directly or indirectly executed, nor has any Person acting on its behalf or pursuant to any understanding with such Purchaser executed any other purchases of securities of the Issuer which may be integrated with the transactions contemplated by this Agreement.

5.10	Access to Information

Each Purchaser acknowledges that it has had access to and has reviewed all information, documents and records that such Purchaser has deemed necessary in order to make an informed investment decision with respect to an investment in the VMTP Shares.  Each Purchaser has had the opportunity to ask representatives of the Issuer certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Issuer and has had any and all such questions and requests answered to such Purchaser’s satisfaction; and such Purchaser understands the risk and other considerations relating to such investment.
5.11	Due Diligence

Each Purchaser acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the VMTP Shares.  Each Purchaser understands that nothing in this Agreement, the Offering Memorandum, or any other materials presented to such Purchaser in connection with the purchase and sale of the VMTP Shares constitutes legal, tax or investment advice from the Issuer.  Each Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the VMTP Shares.

5.12	Certain Fees

Each Purchaser acknowledges that, other than the fees and expenses payable pursuant to this Agreement, and any fees or amounts payable to the Placement Agent by the Issuer, no brokerage or finder’s fees or commissions are or will be payable by such Purchaser or, to such Purchaser’s knowledge, by the Issuer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS OF THE ISSUER

The Issuer agrees that, so long as there is any amount payable hereunder or either of the Purchasers own any Outstanding VMTP Shares:

6.1	Information

Without limitation of the other provisions of this Agreement, the Issuer will deliver, or direct the Redemption and Paying Agent to deliver, to the Purchasers:

(a)            as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission, each annual and semi-annual report prepared with respect to the Issuer, which delivery may be made by notice of the electronic availability of any such document on a public website;

(b)            notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the ratings on the VMTP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the VMTP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the VMTP Shares as promptly as practicable upon the occurrence thereof;

(c)            notice of any redemption or other repurchase of any or all of the VMTP Shares as provided in the Statement;

(d)            notice of any proposed amendments to any of the Related Documents at such time as the amendments are sent to other parties whose approval is required for such amendment and in any event not less than ten (10) Business Days prior to any proposed amendment and copies of all actual amendments thereto within five (5) Business Days of being signed or, in each case, as provided in the relevant document;

(e)            notice of any missed, reduced or deferred dividend payment on the VMTP Shares that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(f)            notice of  the failure to make any deposit provided for under Section 2.5(d) of the Statement in respect of a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of such failure to make any such deposit;

(g)            notice of non-compliance with the Rating Agency Guidelines (if applicable) for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(h)            notice of the distribution of net capital gains or ordinary income one (1) Business Day in advance of the Rate Period that such net capital gains or ordinary income will or may be distributed, simultaneously with the Redemption and Paying Agent providing such notice to Designated Owners or their Agent Members;

(i)            notice of any change to any investment adviser or sub-adviser of the Issuer within two (2) Business Days after a resignation or a notice of removal has been sent by or to any such investment adviser or sub-adviser;

(j)            notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after mailing thereof;

(k)            notice one (1) Business Day after the occurrence thereof of (i) the failure of the Issuer to pay the amount due on any “senior securities” (as defined under the 1940 Act) or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; (ii) the failure of the Issuer to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Issuer to pay accumulated dividends on any additional preferred stock ranking pari passu with the VMTP Shares, and any period of grace or cure with respect thereto shall have expired;

(l)            notice of a material breach of any representation, warranty or covenant of the Issuer contained in this Agreement, the Registration Rights Agreement or the Statement, in each case, only if any officer of the Issuer has actual knowledge of such breach as soon as reasonably practicable, but in no event later than five (5) days after knowledge of any officer of the Issuer or the Investment Adviser thereof;

(m)            notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Issuer’s business, properties or affairs or the ability of the Issuer to perform its obligations as set forth hereunder or under any of the Related Documents to which it is a party as soon as reasonably practicable, but in no event later than ten (10) days after knowledge of any officer of the Issuer or the Investment Adviser thereof;

(n)            upon request of either Purchaser, copies of any material that the Issuer has delivered to each Rating Agency which is then rating VMTP Shares at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable after such material has been sent;

(o)            on the fifteenth (15th) and last day of each month (each a “Reporting Date”), a report of portfolio holdings of the Issuer as of the end of the Business Day immediately preceding each such Reporting Date, prepared on a basis substantially consistent with the periodic reports of portfolio holdings of the Issuer prepared for financial reporting purposes;

(p)            on the fifteenth (15th) and last day of each month, the information set forth in Exhibit D to this Agreement and a calculation of the Effective Leverage Ratio and the Asset Coverage of the Issuer as of the close of business of each Business Day since the date of the last report issued pursuant to this Section 6.1(p); and upon the failure of the Issuer to maintain Asset Coverage as provided in Section 2.4(a) of the Statement or the Effective Leverage Ratio as required by Section 2.4(c) of the Statement, notice of such failure within one (1) Business Day of the occurrence thereof; and

(q)            from time to time such additional information regarding the financial position, results of operations or prospects of the Issuer as either Purchaser may reasonably request including, without limitation, copies of all offering memorandums or other offering material with respect to the sale of any securities of the Issuer as soon as reasonably practicable, but in no event later than ten (10) days after a request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to either Purchaser pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to either Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  For purposes of Sections 6.1(o) and 6.1(p), references to any day that is not a Business Day shall mean the next preceding Business Day.

6.2	No Amendment or Certain Other Actions Without Consent of the Purchasers

To the extent that, collectively, the Purchasers are the Holders or Designated Owners of 51% of the VMTP Shares then outstanding, without the prior written consent of the Purchasers, the Issuer will not agree to, consent to or permit any amendment, supplement, interpretation, modification or repeal of the Statement or any provision therein, nor waive any provision thereof.

6.3	Maintenance of Existence

The Issuer shall continue to maintain its existence as a corporation under the laws of the State of Minnesota, with full right and power to issue the VMTP Shares and to execute, deliver and perform its obligations under this Agreement and each Related Document.

6.4	Tax Status of the Issuer

The Issuer will qualify as a Regulated Investment Company within the meaning of Section 851(a) of the Code and the dividends made with respect to the VMTP Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Issuer and permitted by Section 852(b)(5)(A) of the Code.

6.5	Payment Obligations

The Issuer shall promptly pay or cause to be paid all amounts payable by it hereunder and under the Related Documents, according to the terms hereof and thereof, shall take such actions as may be necessary to include all payments hereunder and thereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement and the Related Documents.  All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Issuer.

6.6	Compliance With Law

The Issuer shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Issuer’s ability to pay when due its obligations under this Agreement, any of the VMTP Shares, or any of the other Related Documents.

6.7	Maintenance of Approvals: Filings, Etc.

The Issuer shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party.

6.8	Inspection Rights

The Issuer shall, at any reasonable time and from time to time, upon reasonable notice, permit the Purchasers or any agents or representatives thereof, at the Issuer’s expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law, provided, however, that the Issuer shall not be required to pay for more than one inspection per fiscal year.  The Issuer will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with either Purchaser.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to either Purchaser pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to either Purchaser under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.9	Litigation, Etc.

The Issuer shall give prompt notice in writing to the Purchasers of any litigation, administrative proceeding or business development which is reasonably expected to materially adversely affect its business, properties or affairs or to impair the ability of the Issuer to perform its obligations as set forth hereunder or under any of the Related Documents.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to either Purchaser pursuant to this Section 6.9 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to either Purchaser under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.10	1940 Act Registration

The Issuer shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.

6.11	Credit Quality

The Issuer (1) will invest at least 65% of its total assets in Municipal Obligations that, at the time of investment, are rated Investment Grade by at least one of the NRSROs rating such securities or were unrated but judged to be of comparable quality by the Investment Adviser; and (2) will not invest more than 20% of its total assets in Municipal Obligations that, at the time of investment, are rated Below Investment Grade or are unrated but judged to be of a comparable quality by the Investment Adviser.

6.12	Maintenance of Effective Leverage Ratio

For so long as the Issuer fails to provide the information required under Sections 6.1(o) and 6.1(p), BAPFC, so long as BAPFC holds VMTP Shares, and otherwise, Blue Ridge, so long as Blue Ridge holds VMTP Shares, shall calculate, for purposes of Section 2.5(b)(ii)(A)(y) of the Statement, the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Sections 6.1(o) and 6.1(p) and the market values of securities determined by the third-party pricing service which provided the market values to the Issuer on the most recent date that information was properly provided by the Issuer pursuant to the requirements of Section 6.1(o) and 6.1(p).  The Effective Leverage Ratio as calculated by BAPFC or Blue Ridge, as appropriate, in such instances shall be binding on the Issuer.  If required, the Issuer shall restore the Effective Leverage Ratio as provided in the Statement.  For purposes of calculating the Effective Leverage Ratio, the Overconcentration Amount shall be subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio, set out in Section 2.4(d) of the Statement.

In connection with calculating the Effective Leverage Ratio, the Issuer’s total assets and accrued liabilities shall reflect the positive or negative net obligations of the Issuer under each Derivative Contract determined in accordance with the Issuer’s valuation policies.

6.13	Redemption and Paying Agent

The Issuer shall use its commercially reasonable best efforts to engage at all times a Redemption and Paying Agent to perform the duties to be performed by the Redemption and Paying Agent specified herein and in the Statement.

6.14	Cooperation in the Sale of the VMTP Shares

The Issuer will comply with reasonable due diligence requests from the Purchasers in connection with any proposed sale by either Purchaser of the VMTP Shares in a transaction exempt from registration and otherwise permitted by this Agreement, provided that the Issuer need not comply with any such request more than twice in any period of twelve consecutive months and any prospective purchaser of the VMTP Shares from either Purchaser shall execute a confidentiality agreement substantially to the effect of Section 7.13 hereof prior to receiving any due diligence materials provided pursuant to such due diligence request.

All information, reports and other papers, documentation and data with respect to the Issuer furnished to either Purchaser pursuant to this Section 6.14 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to such Purchaser under this Agreement, or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.15	Use of Proceeds

The Issuer shall use the net proceeds from the sale of VMTP Shares to redeem outstanding shares of RP Stock within 45 days of the Effective Date and pending such redemption the Issuer shall invest such net proceeds in Deposit Securities. Within two (2) Business Days of the Effective Date, the Issuer shall deposit with the Redemption and Paying Agent an amount of Deposit Securities sufficient to redeem the shares of RP Stock. Any remaining net proceeds will be invested in accordance with the Issuer’s investment policies.

6.16	Securities Depository

The Issuer agrees to maintain settlement of the VMTP Shares in global book entry form through the Securities Depository or such other clearance system acceptable to the Purchasers.

6.17	Future Agreements

The Issuer shall promptly, at the request of any Purchaser, enter into an agreement, on terms mutually satisfactory to the Issuer and such Purchaser, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit such Purchaser or any transferee satisfying the requirements set forth in Section 2.1 to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.
6.18	Eligible Assets

The Issuer shall only make investments in the Eligible Assets described in Exhibit B to this Agreement, as amended from time to time with the prior written consent of the Purchasers, in accordance with the Issuer’s investment objectives and the investment policies set forth in the Offering Memorandum, as such investment objectives and investment policies may be modified in accordance with the 1940 Act and applicable law.

ARTICLE VII
MISCELLANEOUS

7.1	Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section; provided that notices to the Purchasers under Section 6.1 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.1 may be given by telephone to the Purchasers at the telephone numbers listed below (or such other telephone numbers as may be designated by either Purchaser, by written notice to the Issuer, to receive such notice), immediately confirmed in writing, including by fax or electronic mail.  The notice address for each party is specified below:

(a)            if to the Issuer:

Minnesota Municipal Income Portfolio Inc.
800 Nicollet Mall
Minneapolis, MN 55402
Attention:  Richard J. Ertel, Secretary
Telephone:  (612) 303-7987
Facsimile:  (612) 303-4223
Email:  richard.ertel@usbank.com

(b)            if to BAPFC:

Banc of America Preferred Funding Corporation
One Bryant Park
1111 Avenue of the Americas, 9th Floor
New York, NY 10036
Attention:         James E. Nacos
Thomas J. Visone
Jason Strand
Telephone:      (212) 449-7358 (Nacos & Visone)
(980) 386-4161 (Strand)
Email:            james.nacos@baml.com
thomas.visone@baml.com
jason.strand@bankofamerica.com
(c)            if to Blue Ridge:

Blue Ridge Investments, L.L.C.
100 North Tryon Street
Charlotte, NC 28255
Attention:               James E. Nacos
Thomas J. Visone
John Hiebendahl
Telephone:            (212) 449-7358 (Nacos & Visone)
(980) 386-4161 (Hiebendahl)
Email:            james.nacos@baml.com
thomas.visone@baml.com
john.hiebendahl@bankofamerica.com

7.2	No Waivers

(a)            The obligations of the Issuer hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VMTP Shares or any other Related Document).  The rights of each Purchaser hereunder are separate from and in addition to any rights that any Holder or Designated Owner of any VMTP Share may have under the terms of such VMTP Share or any Related Document or otherwise.

(b)            No failure or delay by the Issuer or either Purchaser in exercising any right, power or privilege hereunder or under the VMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Issuer or either Purchaser in exercising any right, power or privilege under or in respect of the VMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Issuer or either Purchaser hereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3	Expenses and Indemnification

(a)            The Issuer shall upon demand either, as the Purchasers may require, pay in the first instance or reimburse such Purchaser (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by such Purchaser in connection with the enforcement of or preservation of rights under this Agreement.  The Issuer shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Purchasers, unless any Purchaser shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Issuer.

(b)            The Issuer agrees to indemnify and hold harmless each Purchaser and each other Indemnified Person of such Purchaser from and against any losses, claims, damages, liabilities and reasonable out-of-pocket expenses incurred by them (including reasonable fees and disbursements of outside counsel) which are related to or arise out of (A) any material misstatements or any material statements omitted to be made in the Offering Memorandum (including any documents incorporated by reference therein) or (B) any claim by any third party relating to the offering or sale of the VMTP Shares by the Issuer or the offering, sale or holding of the VMTP Shares by such Purchaser (x) that such Purchaser aided and abetted a breach of a fiduciary duty by the Issuer or any director or officer of the Issuer or (y) arising from any act by the Issuer or any director or officer of the Issuer (excluding in any such case clauses (A) or (B), claims, losses, liabilities or expenses arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Party as determined by a court of competent jurisdiction).

(c)            The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of such other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Issuer on the one hand and the Purchasers on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Issuer on the one hand and the Purchasers on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of each Purchaser and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by such Purchaser from the Issuer pursuant to the proposed transactions giving rise to this Agreement.  For purposes of determining the relative benefits to the Issuer on the one hand, and the Purchasers on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Issuer pursuant to the transactions, whether or not consummated bears to (ii) the dividends and Optional Redemption Premium paid by the Issuer to such Purchaser in connection with the proposed transactions giving rise to or contemplated by this Agreement.  The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Issuer on the one hand, or the Purchasers on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d)            If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify).  The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person.  The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other parties (the consent of a party shall not be required to the extent such party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom.  The Issuer further agrees that neither of the Purchasers, nor any of their affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of such Purchaser or any of its affiliates shall have any liability to the Issuer arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from such Purchaser’s or its affiliates’ gross negligence or willful misconduct.  No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e)            Nothing in this Section 7.3 is intended to limit any party’s obligations contained in other parts of this Agreement or the VMTP Shares.

7.4	Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Issuer and the Purchasers; provided, that the Issuer shall not make or agree to any amendment or waiver to the Declaration or the Statement that affects any preference, right or power of the VMTP Shares or the Holders or Designated Owners thereof except as permitted under the Declaration or the Statement.

7.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The Issuer may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Purchasers (other than by operation of law). Neither Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Issuer (other than by operation of law), except that (1) any transferee satisfying the requirements set forth in Section 2.1 and which has executed and delivered to the Issuer the transferee certificate attached as Exhibit C shall, prior to registration of any VMTP Shares under the Securities Act, have the rights set forth in Section 6.17 and Section 7.15 and shall, so long as such transferee has provided a means for the Issuer to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Sections 6.1(o) and 6.1(p) and such transferees shall be deemed a party to this Agreement for purposes of Sections 6.1(o), 6.1(p) and the confidentiality provisions herein as specified in the transferee certificate and (2) either Purchaser may assign its rights or obligations to any affiliate of such Purchaser or any tender option bond trust in which such Purchaser retains the entire residual interest.  Any assignment without such prior written consent shall be void.

7.6	Term of this Agreement

This Agreement shall terminate on the earlier of (a) the registration of any Outstanding VMTP Shares under the Securities Act and (b) payment in full of all amounts then due and owing to the Purchasers hereunder and under the VMTP Shares; and notwithstanding any termination of this Agreement, Section 7.3, Section 7.7, Section 7.8, Section 7.10, Section 7.11, the second sentence of Section 7.12, and Section 7.13 (for a period of two years after the termination of this Agreement) shall remain in full force and effect.

7.7	Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7.8	Waiver of Jury Trial

The Issuer and the Purchasers hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this Agreement.

7.9	Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

7.10	Beneficiaries

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

7.11	Entire Agreement

Except as set forth in Section 7.5, this Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

7.12	Relationship to the Statement

The Issuer and each Purchaser agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Statement. As between the Issuer and each Purchaser, the Issuer and each Purchaser agree that Section 2.10(d) of the Statement shall have no effect for so long as none of the VMTP Shares have been registered under the Securities Act; and (ii) any reference in the Statement to an “Additional Minnesota Amount Payment” and any payment obligation related thereto shall have no effect with respect to any VMTP Shares that are being registered and sold pursuant to an effective registration statement under the Securities Act or to any subsequent transfer of such registered VMTP Shares.

7.13	Confidentiality

Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 in the case of the Issuer (collectively, the “Information”), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the party delivering the Information.

The obligations of confidentiality set out in the preceding paragraph do not extend to Information that is or becomes available to the public or is or becomes available to the party receiving the Information on a non-confidential basis or is disclosed to Holders or Designated Owners or potential Holders or Designated Owners, in each case in their capacity as such, in the offering documents of the Issuer, in notices to Holders or Designated Owners pursuant to one or more of the Related Documents or pursuant to the Issuer’s or each Purchaser’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the Securities and Exchange Commission; or is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities, (ii) pursuant to subpoena or other court process, (iii) at the express direction of any other authorized government agency, (iv) to its independent attorneys or auditors, (v) as required by any NRSRO, (vi) as otherwise required by law or regulation, (vii) otherwise in connection with the enforcement of this Agreement, (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder, (ix) by a prospective purchaser of the VMTP Shares that is (a) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (b) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Issuer is an express third party beneficiary thereof, (x) subject to an agreement containing provisions substantially similar to those of this Section 7.13, or (xi) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions.  For the avoidance of doubt, references in this Section 7.13 to “regulatory agency,” “regulatory authorities,” “government agency” and “law or regulation” shall be deemed to include the Internal Revenue Service and state taxation authorities.

7.14	Severability

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement shall be preserved.

7.15	Consent Rights of the Majority Participants to Certain Actions

For so long as none of the VMTP Shares have been registered under the Securities Act, without the affirmative vote or consent of the Majority Participants, neither the Issuer nor the Board of Directors will take or authorize the taking of any of actions set forth under clauses (a) through (e) of this Section 7.15:

(a)            The termination by the Issuer of any Rating Agency or the selection of any Other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency with respect to the VMTP Shares.

(b)            The Issuer issuing or suffering to exist any “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants) other than the VMTP Shares issued and sold pursuant to this Agreement or indebtedness for borrowed money of the Issuer, except (i) borrowings for temporary purposes in an amount not to exceed 5% of the assets of the Issuer, which borrowings are repaid within sixty (60) days, (ii) the issuance of senior securities or the incurrence of indebtedness for borrowed money, the proceeds of which will be used for the redemption or repurchase of the VMTP Shares and costs incurred in connection therewith, and (iii) as may be otherwise approved or consented to by the Majority Participants, provided that if any such “senior security” is created or incurred by the Issuer it shall not require the approval of the Majority Participants if the Issuer redeems, retires or terminates such “senior security” or otherwise cures such noncompliance within five (5) Business Days of receiving notice of the existence thereof.

(c)            The Issuer (i) creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property held under the Articles, including the Statement, except as permitted by the Articles or (ii) except for any lien for the benefit of the Custodian of the Issuer on the assets of the Issuer held by such Custodian, pledging any portfolio security to secure any senior securities or other liabilities to be incurred by the Issuer (including under any tender option bond trust of which the residual floating rate trust certificates will be owned by the Issuer) unless the securities pledged pursuant to all such pledges or other security arrangements are valued for purposes of such security arrangements in an aggregate amount not less than 70% of their aggregate market value (determined by an independent third party pricing service) for purposes of determining the value of the collateral required to be posted or otherwise provided under all such security arrangements; provided, that the required collateral value under such security arrangements shall not exceed the market value of the exposure of each secured party to the credit of the Issuer; and provided further, that it shall not require the approval of the Majority Participants if any pledge or security interest in violation of the preceding sentence is created or incurred by the Issuer and the Issuer cures such violation within five (5) Business Days of receiving notice of the existence thereof.

(d)            Approval of any amendment, alteration or repeal of any provision of the Articles, including the Statement, whether by merger, consolidation or otherwise, that would affect any preference, right or power of the VMTP Shares differentially from the rights of the holders of the Common Stock; or

(e)            Approval of any action to be taken pursuant to Sections 2.5(g) and 2.15 of the Statement (other than the issuance of additional series of Variable Rate MuniFund Term Preferred Shares or other Preferred Stock, the proceeds of which will be used for the redemption or repurchase of the VMTP Shares and costs incurred in connection therewith).

In addition, if the Board of Directors shall designate a replacement to the S&P Municipal Bond 7 Day High Grade Rate Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Statement, the Issuer shall notify the Holders of the VMTP Shares within five (5) Business Days of such designation, and if within thirty (30) days of such notice the Majority Participants shall have objected in writing to the designated replacement, the Board of Directors shall designate a replacement to such index as agreed to between the Issuer and the Majority Participants.  In such event, the replacement index initially approved by the Board of Directors shall be the index in effect for purposes of the Statement until a new index has been approved by the Issuer and the Majority Participants.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MINNESOTA MUNICIPAL INCOME PORTFOLIO INC.

By:	/s/ Eric J. Thole
Name:	Eric J. Thole
Title:	Vice President

BANC OF AMERICA PREFERRED FUNDING CORPORATION

By:	/s/ James Nacos
Name:	James Nacos
Title:	Authorized Signatory

BLUE RIDGE INVESTMENTS, L.L.C.

By:	/s/ Edward Curland
Name:	Edward Curland
Title:	Authorized Signatory

[Signature Page to VMTP Purchase Agreement]

SCHEDULE 1

Description of VMTP Shares:	311 Minnesota Municipal Income Portfolio Inc. Variable Rate MuniFund Term Preferred Shares, Series 2017, with a Liquidation Preference of $100,000 per share.

Schedule 1 -1

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER
A-1

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION

[ON FILE]

A-1-1

EXHIBIT A-2

FORM OF TAX OPINION

[ON FILE]
A-2-1

EXHIBIT A-3

FORM OF LOCAL COUNSEL OPINION

[ON FILE]
A-3-1

EXHIBIT B
ELIGIBLE ASSETS

On the Effective Date and at all times thereafter:

1.            All assets in the Issuer consist of “Eligible Assets”, defined to consist only of the following as of the time of investment:

A.            Debt obligations

i.            “Municipal securities,” defined as obligations of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof. The purchase of any municipal security will be based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Issuer’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.  Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii.            Debt obligations of the United States.

iii.            Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

iv.            Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

v.            Debt obligations of the Federal Home Loan Banks.

vi.            Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

vii.            Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

viii.            Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

ix.            Debt obligations of issuers other than those specified in (i) through (viii) above that are “investment grade” and that are “marketable.” For these purposes, an obligation is:

(aa)            “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and

(bb)            “investment grade” if:

•	the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected.

x.            Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

xi.            The bonds, notes and other debt securities referenced in (A) above shall be defined as Eligible Assets.  An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.
B.            Derivatives

i.            Interest rate derivatives;

ii.            Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii.            Credit default swaps.
C.            Other Assets

i.            Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

ii.            Cash.

iii.            Repurchase agreements on assets described in A above.

iv.            Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Issuer already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Issuer to better maximize its existing investment in such issuer, provided that the Issuer may invest no more than 0.5% of its total assets in such securities.
D.            Other assets, upon written agreement of all Holders of the VMTP Shares (“Holders”) that such assets are eligible for purchase by the Holder.

2.            The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Issuer and it comply with the representations, warranties and covenants contained in this Exhibit to the Agreement.

3.            The Issuer will, upon request, provide the Holders and their internal and external auditors and inspectors as the Purchasers may from time to time designate, with all reasonable assistance and access to information and records of the Issuer relevant to the Issuer’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit to the Agreement, but only for the purposes of internal and external audit.

EXHIBIT C
TRANSFEREE CERTIFICATE

Minnesota Municipal Income Portfolio Inc.
800 Nicollet Mall
Minneapolis, MN 55402
Attention:  Richard J. Ertel, Secretary

Ladies and Gentlemen:

Reference is hereby made to the VMTP Purchase Agreement (the “Purchase Agreement”), dated as of April 1, 2014, by and among Minnesota Municipal Income Portfolio Inc., a closedend fund organized as a Minnesota corporation (the “Fund”), Banc of America Preferred Funding Corporation, a Delaware corporation, including its successors by merger or operation of law, and Blue Ridge Investments, L.L.C., a Delaware limited liability company, including its successors by merger or operation of law (each, a “Transferor”). Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

In connection with the proposed sale by the Transferor of _____________ VMTP Shares (the “Transferred Shares”) to the undersigned transferee (the “Transferee”), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this “Transferee Certificate”) to the Fund and the Transferor:

1.            The Transferee certifies to one of the following (check a box):

☐  is a “qualified institutional buyer” (a “QIB”) (as defined in Rule 144A under the Securities Act or any successor provision) (“Rule 144A”) that is a registered closed-end management investment company the shares of which are traded on a national securities exchange (a “Closed End Fund”), a bank  or an entity that is a 100% direct or indirect subsidiary of a bank’s publicly traded parent holding company (a “Bank”), insurance company or registered open-end management investment company, in each case, to which any offer and sale is being made pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act;

☐  it is a tender option bond trust in which all investors are QIBs that are ClosedEnd Funds, Banks, insurance companies, or registered open-end management investment companies; or

☐  is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.

2.            The Transferee certifies that it (check a box):

☐  is not a U.S. Bancorp Person that after such sale and transfer, would own more than 20% of the Outstanding VMTP Shares; or

☐  has received the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding VMTP Shares.

3.            The Transferee certifies that it (check a box):

☐ is a natural person subject to Minnesota taxation on his or her income; or

☐  is not a natural person and seeks to pay dividends (or make other distributions or allocations of income) that are exempt from Minnesota income tax; or
☐  neither of the above.

4.            The Transferee understands and acknowledges that the Transferred Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering with the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.

5.            The Transferee is purchasing the Transferred Shares for its own account for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property be at all times within its or their control and subject to its or their ability to resell such securities pursuant to Rule 144A or any exemption from registration available under the Securities Act.

6.            The Transferee agrees on its own behalf and on behalf of each subsequent holder or owner of the Transferred Shares by its acceptance thereof will agree to offer, sell or otherwise transfer the Transferred Shares only to (A)(i) Persons such Transferee reasonably believes are QIBs that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, Banks, insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts in which all investors are Persons such Transferee reasonably believes are QIBS that are registered closed-end management investment companies, the shares of which are traded on a national securities exchange, Banks, insurance companies, or registered openend management investment companies, or (iii) other investors which the Fund has consented in writing to permit to be a holder of the Transferred Shares and (B) unless the prior written consent of the Issuer and the holder(s) of more than 50% of the outstanding VMTP Shares has been obtained, is not a U.S. Bancorp Person, if such U.S. Bancorp Person would, after such sale and transfer, own more than 20% of the Outstanding VMTP Shares.

7.            The Transferee acknowledges that the VMTP Shares were issued in book-entry form and are represented by one global certificate and that the global certificate representing the VMTP Shares (unless sold to the public in an underwritten offering of the VMTP Shares pursuant to a registration statement filed under the Securities Act) contains a legend substantially to the following effect:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY TO (l)(A) A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” THAT IS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS, ENTITIES THAT ARE 100% DIRECT OR INDIRECT SUBSIDIARIES OF BANKS’ PUBLICLY TRADED PARENT HOLDING COMPANIES, INSURANCE COMPANIES OR REGISTERED OPENEND MANAGEMENT INVESTMENT COMPANIES, IN EACH CASE, IN AN OFFER AND SALE MADE PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(a)(2) OF THE SECURITIES ACT; (B) A TENDER OPTION BOND TRUST IN WHICH ALL INVESTORS ARE PERSONS THE HOLDER REASONABLY BELIEVES ARE QUALIFIED INSTITUTIONAL BUYERS THAT ARE REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS, ENTITIES THAT ARE 100% DIRECT OR INDIRECT SUBSIDIARIES OF BANKS’ PUBLICLY TRADED PARENT HOLDING COMPANIES,  INSURANCE COMPANIES, OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES; OR (C) A PERSON THAT THE ISSUER OF THE SECURITY HAS APPROVED IN WRITING TO BE THE HOLDER OF THE SECURITY AND (2) UNLESS THE PRIOR WRITTEN CONSENT OF THE ISSUER OF THE SECURITY AND HOLDERS OF MORE THAN 50% OF THE OUTSTANDING VMTP SHARES IS OBTAINED, NOT A U.S. BANCORP PERSON (AS DEFINED IN THE PURCHASE AGREEMENT, DATED APRIL 1, 2014, BY AND AMONG THE ISSUER OF THE SECURITY, BANC OF AMERICA PREFERRED FUNDING CORPORATION AND BLUE RIDGE INVESTMENTS, L.L.C.), IF SUCH U.S. BANCORP PERSON WOULD, AFTER SUCH SALE AND TRANSFER, OWN MORE THAN 20% OF THE OUTSTANDING VMTP SHARES.
8.            The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment.  The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.
9.            Other than consummating the purchase of the Transferred Shares, the Transferee has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Transferee, executed any other purchases of securities of the Issuer which may be integrated with the proposed purchase of the Transferred Shares by the Transferee.
10.            The Transferee acknowledges that it has received a copy of the Purchase Agreement and Appendices thereto and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor.
11.            The Transferee acknowledges that it has received a copy of the Registration Rights Agreement and agrees to abide by any obligations therein binding on a transferee of the VMTP Shares.
12.            The Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.
13.            The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares.  The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund.  The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.

14.            The Transferee acknowledges that each of the Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee’s Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes.  The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein are no longer accurate.
15.            This Transferee’s Certificate shall be governed by and construed in accordance with the laws of the State of New York.
16.            The Transferee agrees to provide, together with this completed and signed Transferee’s Certificate, a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable.

[Signature Page Follows.]

The undersigned has provided a completed and signed IRS Form W‑9, Form W‑8 or successor form, as applicable, and has caused this Transferee’s Certificate to be executed by its duly authorized representative as of the date set forth below.

Date:	Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title

Address of Transferee for Registration of Transferred Shares:

Transferee’s taxpayer identification number:

EXHIBIT D

INFORMATION TO BE PROVIDED BY THE ISSUER

Reporting as of:

TOB Floaters: $

CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	State
[•]	[•]	[•]	[•]	[•]	[•]	[•]

D-1